Exhibit 10.1

Separation Agreement and General Release

Mr. Michael Cheles and MEMC

SEPARATION AGREEMENT

AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is made and entered into by and between Mike Cheles ("Mr. Cheles") and MEMC Electronic Materials, Inc. ("MEMC").  In consideration of the following promises, the parties agree as follows:

1.         Termination of Employment/Notice Period

(a)  As of October 30, 2009, Mr. Cheles has been relieved of the day-to-day activities of his position as Vice President, Information Technology and Chief Information Officer (the "Termination Date").  As of the Termination Date, Mr. Cheles’s active employment relationship with MEMC will end.  Except for the thirty (30) notice period provided in his September 5, 2006 agreement with MEMC, a copy of which is attached hereto as Exhibit 1 (the “Employment Agreement”), and except as provided herein, Mr. Cheles will receive no other wages, payments, or benefits of any kind after the Termination Date.

(b)  Mr. Cheles agrees that between October 30, 2009 and November 29, 2009 (the "Notice Period”) and from November 30, 2009 to May 31, 2010 (the “Severance Period”), he will, without further compensation other than as set forth in this Agreement, be available to assist MEMC as reasonably requested by MEMC at mutually agreeable time(s) and places(s) regarding activities pertaining to his prior responsibilities with MEMC and do such other things as are reasonably requested by MEMC to provide for an orderly transition of his employment responsibilities.  In addition, during the Notice Period and the Severance Period Mr. Cheles agrees to assist MEMC, and if necessary to testify through a deposition or at trial, with respect to matters related to periods during which he was employed by MEMC.  MEMC will reimburse Mr. Cheles for reasonable and necessary out-of- pocket business expenses incurred by him in connection with the services provided under this Paragraph 1(b), including (i) business travel expenses when travel is required and pre-approved by MEMC and (ii) other items agreed to by MEMC in advance of being incurred.  Such services shall be provided by Mr. Cheles in his capacity as an employee of MEMC (or former employee of MEMC) and shall be at such times and of such scope as are reasonably requested by MEMC.  These services will not exceed five hours (5) hours per week.  This covenant from Mr. Cheles is a material part of this Agreement, and without this covenant, MEMC would not enter into this Agreement.  The obligations of Mr. Cheles to provide assistance under this Paragraph 1(b) shall terminate in the event of Mr. Cheles’s death or incapacity.

2.                  Acknowledgements.

(a)        Mr. Cheles affirms that he has reported all hours worked as of the date he signs this Agreement (the “Date of Agreement”) and has received all compensation, wages, bonuses, commissions and benefits to which he is entitled, except that any unused paid time off (PTO) Mr. Cheles has remaining as of the Termination Date, and which has not been paid as of the

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Termination Date, shall be paid in a lump sum at the next normal salaried payroll cycle date, subject to all withholdings and deductions currently applicable to compensation received by an employee of MEMC.

(b)        Before the Termination Date, Mr. Cheles may have been a participant in incentive or bonus plan(s) of MEMC, including but not limited to any 2009 Quarterly Incentive Plan(s), and/or any 2009 bonus or incentive plan(s) adopted by MEMC.  Both parties agree and acknowledge that Mr. Cheles is not entitled to any bonus payments, earned or unearned, accrued or unaccrued, that are not paid to him as of the Termination Date, except that any Q3 2009 quarterly incentive plan (“QIP”) bonus potentially payable to Mr. Cheles for that quarter, if any, based on the performance targets previously established for Mr. Cheles, will be paid out, if at all, at the same time that QIP bonuses are paid out for all existing MEMC employees receiving a Q3 2009 QIP bonus.

(c)        Both parties agree and acknowledge that Mr. Cheles is not entitled to any payments, earned or unearned, accrued or unaccrued, under any employment agreement or other agreement with MEMC to which Mr. Cheles is a party, including the Employment Agreement, except that Mr. Cheles will be paid the thirty (30) day notice period referenced in the Employment Agreement, which pursuant to this Agreement shall be paid pursuant to MEMC’s normal payroll cycles, subject to all withholdings and deductions currently applicable to compensation received by an employee of MEMC, as described in Paragraph 3(a).

(d)       Both parties agree and acknowledge that pursuant to certain equity incentive plans or other stock option or restricted stock unit (“RSU”) agreements of MEMC, MEMC has granted Mr. Cheles options to purchase shares of common stock and RSUs of MEMC.  Except pursuant to Paragraph 3 herein, any stock options or RSUs granted to Mr. Cheles that are not vested as of the Termination Date shall be forfeited. Except pursuant to Paragraph 3 herein, any stock options or RSUs granted to Mr. Cheles that are vested as of the Termination Date shall remain exercisable for 90 days after the Termination Date in accordance with the terms of such options or RSUs.  Such stock options and RSUs shall also be subject to all other terms of the applicable stock option and RSU agreements. Mr. Cheles understands and agrees that he has no right or entitlement to any other shares, options or units pursuant to any other agreement with the Company.

(e)        Mr. Cheles affirms that he has been granted any leaves to which he was entitled under the Family and Medical Leave Act, or any other state or local leave or disability accommodation laws.

(f)        Mr. Cheles affirms that he has no known workplace injuries or occupational diseases.

(g)        Mr. Cheles affirms that he has not divulged any MEMC proprietary or confidential information, and will continue to maintain the confidentiality of such information pursuant to his Employment Agreement.

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 (h)       Mr. Cheles further affirms that he has not been or is not being retaliated against for reporting any allegations of wrongdoing by MEMC or its officers, including any allegations of corporate fraud.

3.                  Severance Consideration. In connection with Mr. Cheles’s termination, MEMC and Mr. Cheles have agreed to settle all matters relating to Mr. Cheles’s employment relationship with MEMC and the termination of such relationship.  In exchange for Mr. Cheles’s promises and obligations herein, the parties agree as follows:

(a)                Pay.  After the Notice Period (October 30, 2009 to November 29, 2009), Mr. Cheles will continue on MEMC’s normal salaried payroll through the Severance Period (November 30, 2009 to May 31, 2010) and will receive six months separation pay ($118,500) during that time, which will all be subject to all withholding and deductions currently applicable to compensation received by an employee of MEMC, but without any 401(k) contributions being deducted.  During the Notice and Severance Periods, Mr. Cheles will not continue to receive or accrue any additional PTO, such as vacation, sick days or holidays.

(b)               Benefits.  Except as otherwise set forth herein, Mr. Cheles shall have continued eligibility for all benefit programs (as those plans may exist from time to time), through the May 31, 2010 (the “Severance Date”), provided that Mr. Cheles contributes the same amount for such benefit coverage as similarly situated employees and provided further that MEMC continues to provide such coverage for active non-union employees.

(c)                Stock Options.  So long as Mr. Cheles continues to adhere to the promises and agreements set out in this Agreement, from the date hereof and up to and including the Termination Date, Mr. Cheles will continue to vest in the stock options and restricted stock units (“RSUs”) granted to him under the MEMC 2001 Equity Incentive Plan (the “2001 Plan”) through the Severance Date, resulting in the vesting of (i) 16,250 options on January 20, 2010; (ii) 2,500 options on January 23, 2010; and (iii) 1,500 RSUs on January 24, 2010.  Pursuant to this Agreement, any stock options or RSUs granted to Mr. Cheles under the 2001 Plan that are not vested as of the Severance Date shall be forfeited.  Any stock options or RSUs granted to Mr. Cheles that are vested as of the Severance Date shall remain exercisable for 90 days after the Severance Date in accordance with the terms of the stock options or RSUs.  Such stock options and RSUs shall also be subject to all other terms of the applicable stock option and RSU agreements and the 2001 Plan.

The payments and benefits provided herein are made in lieu of any and all payments or benefits that might otherwise be available to Mr. Cheles arising out of his employment with MEMC, excluding Mr. Cheles’s non-forfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of ERISA), if any, under the MEMC Pension Plan and the MEMC Retirement Savings Plan, as such plans may be hereafter amended, and Mr. Cheles’s right, if any, to continued COBRA coverage.  Mr. Cheles acknowledges and agrees that the

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payments and benefits provided herein are in full settlement of his employment relationship, Employment Agreement, and termination from employment with MEMC.

4.         Mr. Cheles’s Agreement Not to File Suit.  In consideration of the payments and benefits set out in Paragraph 3 above, Mr. Cheles agrees for himself and on behalf of, as applicable, his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing (collectively “Releasers”), that he will not file or otherwise submit any, claim, complaint or action to any court, or any other forum, (nor will he permit any person, group of persons, or organization to take such action on his behalf except as otherwise provided by law) against MEMC, nor file or otherwise submit any such claim, complaint or action against any subsidiary, affiliate or parent company of MEMC, or against any officer, agent, employee, successor or assign of MEMC (or of any such subsidiary, affiliate or parent company of MEMC) (collectively “Releasees”), arising out of any action or non-action on the part of MEMC or on the part of any such above-referenced entity or any officer, agent or employee of MEMC or of any such entity for any act or event that occurred on or prior to the Date of Agreement.  Said claims, complaints and actions include, but are not limited to (a) any breach of an actual or implied contract of employment between Mr. Cheles and MEMC, (b) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, whistle blowing, or intentional infliction of emotional distress), (c) any claim of defamation or other common-law action, (d) any claim of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq., 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§ 701, et seq., the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §§ 1001, et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. §§ 2101, et seq., the Older Worker Benefit Protection Act ("OWBPA") 29 U.S.C. §§ 621, et seq., and (e) all other claims arising under any other federal, state or local law, regulation or ordinance.  Notwithstanding the foregoing, nothing in this Agreement prevents Mr. Cheles from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC; however, Mr. Cheles understands and agrees that he is waiving any right to receive any monetary relief or other personal relief as a result of such EEOC proceeding or any subsequent legal action brought by him, the EEOC, or any other party.

5.         Mr. Cheles's Release of Claims.  In consideration of the payments and benefits set out in Paragraph 3 above, Mr. Cheles agrees for himself and all Releasors, to release and forever discharge MEMC and all Releasees from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, including claims, complaints and actions described in Paragraph 4, which have arisen or could arise between Mr. Cheles and/or Releasors, on the one hand, and MEMC and/or Releasees, on the other hand, from matters which occurred on or prior to the Date of Agreement, which matters include, but are not limited to, Mr. Cheles’s employment with MEMC and his termination of employment from MEMC.  Mr. Cheles agrees that he has not assigned to any third party any matter, claim, demand, damage, debt, cause of

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action, liability, controversy, judgment, and suit released or waived hereunder.  Furthermore, Mr. Cheles will not accept any proceeds from any suit, claim or action, which any third party may bring on his behalf.

6.         Obligations under Employment Agreement. Mr. Cheles agrees that he has continuing obligations to MEMC pursuant to the Employment Agreement and this Agreement.  Any violation of those obligations by Mr. Cheles constitutes a material breach of this Agreement and subjects Mr. Cheles to forfeiture of all benefits and payments pursuant to this Agreement.  MEMC expressly reserves the right to pursue all other legal and equitable remedies available to MEMC by virtue of any breach of the Employment Agreement or any promise made in this Agreement, including Paragraph 10 below.

7.         Mutual Non-Disparagement

(a)        Mr. Cheles represents that he will not, in any way, disparage MEMC or any subsidiary, affiliate or parent of MEMC, or any officer, agent, employee, customer, successor assign of any of them, or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned persons or entities.  MEMC represents that MEMC, its officers and directors will not, in any way, disparage Mr. Cheles or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Mr. Cheles.

8.         No Admission of Wrongdoing.  The parties agree that nothing in this Agreement is an admission of any wrongdoing by either party.

9.         Return of MEMC Property.  Mr. Cheles agrees to return to MEMC all property in his possession that belongs to MEMC.

10.       CONFIDENTIALITY OF AGREEMENT.  MR. CHELES AGREES TO KEEP THE TERMS OF THIS AGREEMENT CONFIDENTIAL EXCEPT AS HE MIGHT BE LAWFULLY COMPELLED TO GIVE TESTIMONY BY A COURT OF COMPETENT JURISDICTION OR AS HE MAY BE REQUIRED BY LAW, REGULATION, GOVERNMENTAL AUTHORITY OR SIMILAR BODY TO DISCLOSE.  THIS MEANS THAT EXCEPT AS STATED ABOVE, HE WILL NOT, AT ANY TIME, TALK ABOUT, WRITE ABOUT OR OTHERWISE PUBLICIZE THIS AGREEMENT, OR ITS NEGOTIATION, EXECUTION OR IMPLEMENTATION, EXCEPT (A) WITH AN ATTORNEY WHO MAY BE ADVISING HIM IN CONNECTION WITH THIS AGREEMENT;  (B) WITH A FINANCIAL CONSULTANT OR EXECUTIVE OUTPLACEMENT COUNSELOR; (C) WITH HIS SPOUSE; (D) WITH ANY TAXING AUTHORITIES; (E) AS NECESSARY TO ENFORCE THIS AGREEMENT; OR (F) WITH RESPECT TO THE FACTUAL INFORMATION CONTAINED IN PARAGRAPH 1 AND 2 HEREOF AND THE CONTINUING OBLIGATIONS OF MR. CHELES UNDER THE EMPLOYMENT AGREEMENT,

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PROVIDED THAT SAID PERSONS TO WHOM DISCLOSURE IS PERMITTED PURSUANT TO (A), (B) AND (C) OF THIS PARAGRAPH 10 PROMISE TO KEEP THE INFORMATION THAT MAY BE REVEALED TO THEM CONFIDENTIAL AND NOT TO DISCLOSE IT TO OTHERS.

            11.       Arbitration.  Except for the enforcement of any rights to equitable relief pursuant to Paragraph 6, Mr. Cheles and MEMC agree that any dispute, controversy or claim (between Mr. Cheles and MEMC) arising out of, based upon or relating to this Agreement or its breach, whether denominated as torts or contract claims or as statutory or regulatory claims (including claims for discrimination or discharge based upon race, sex, age, religion, disability or other prohibited grounds), whether arising before, during or after termination of Mr. Cheles’s employment, and also including any dispute about whether any particular controversy is arbitrable under the terms of this Paragraph, shall be resolved by binding arbitration before one (1) arbitrator.  Procedurally, but not substantively, the arbitration will be governed by the then current Rules for Resolution of Employment Disputes of the American Arbitration Association (i.e., only the procedural arbitration rules will be used in any such arbitration, but not the substantive arbitration rules).  Any arbitration herein would be held in St. Louis County, Missouri.  Judgment on an arbitration award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.  Subject to Paragraph 15 hereof, the Arbitrator shall have the authority to award costs of the Arbitration (including attorney’s fees) in a manner consistent with the controlling substantive law of the claim at issue.  Similarly, subject to Paragraph 15 hereof, the Arbitrator shall have the authority to award damages (or other relief) consistent with the substantive law of the claim being asserted.

12.       KNOWING AND VOLUNTARY AGREEMENT.  MR. CHELES HEREBY REPRESENTS, DECLARES AND AGREES THAT HE VOLUNTARILY ACCEPTS THE PROVISIONS OF THIS AGREEMENT FOR THE PURPOSE OF MAKING A FULL AND FINAL COMPROMISE AND SETTLEMENT OF ALL MATTERS RELATING TO MR. CHELES’S EMPLOYMENT RELATIONSHIP WITH MEMC AND ITS TERMINATION.  MR. CHELES IS ADVISED TO CONSULT AN ATTORNEY.  MR. CHELES UNDERSTANDS THE EFFECT OF SIGNING THIS AGREEMENT.

13.       Entire Agreement.  This Agreement, when signed, including any Exhibits, contains the entire agreement between the parties and, except as specifically referenced herein, there are no other understandings or agreements, written or oral, between them on the subject except as expressly stated herein.  This Agreement, except as specifically referenced herein, fully supersedes and amends any and all prior agreements or understandings, if any, between Mr. Cheles and MEMC on any matter that is addressed in this Agreement.  This Agreement cannot be amended or modified except by a written document signed by both an executive officer of MEMC and Mr. Cheles.  Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

14.       Governing Law, Invalidity of Provisions.  This Agreement shall be construed and governed by the substantive laws of the State of Missouri (except its laws and decisions

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regarding conflicts of law, which shall be disregarded in their entirety).  If any part or provision of this Agreement is determined to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected.  To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void, but rather shall be limited only to the extent required by applicable law and enforced as so limited.

15.       Consequences of Violation of this Agreement.  If it is finally determined by a court or arbitrator that a party has violated any of its promises contained in this Agreement, then such party shall reimburse the other party for all reasonable costs incurred by the other party, including reasonable attorneys’ fees, in enforcing or defending its rights under this Agreement.  If a court or arbitrator does not specifically find that a party has violated any of its promises contained in this Agreement, then such court or arbitrator may not award such costs or fees against such party.

16.       Severance Offer Expiration.  Mr. Cheles acknowledges that he received this Agreement on October 30, 2009.  Mr. Cheles acknowledges that he has been given the opportunity to take twenty-one (21) days within which to consider this Agreement before making a decision to sign this Agreement.  If Mr. Cheles does not sign this Agreement and return to Steve Edens of MEMC the original Agreement signed by him, pursuant to the terms set forth herein, on or before 5:00 p.m. Central Standard Time on November 20, 2009, the severance offer represented by this Agreement shall be deemed withdrawn and this Agreement shall be null and void, and of no further effect.

17.       Consideration Period, Revocation Period, and Effective Date.        This Agreement shall not be effective until seven (7) calendar days after the date Mr. Cheles signs and delivers this Agreement to MEMC.  During this seven-day period (the “Revocation Period”), Mr. Cheles may revoke this Agreement by giving written notice to Steve Edens of MEMC at 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, that Mr. Cheles has decided to revoke the Agreement (the “Revocation Notice”).  If no such Revocation Notice is timely presented by Mr. Cheles, this Agreement shall be fully effective and binding upon the parties in accordance with its terms on the eighth (8th) calendar day after the date that Mr. Cheles signed and delivered this Agreement to MEMC (“Effective Date”).

18.       Effect of Failure to Deliver Agreement or Revocation.  If Mr. Cheles fails to deliver a properly signed original of the Agreement so that it is received by Steve Edens at MEMC by 5:00 p.m. Central Standard Time on November 20, 2009, or if Mr. Cheles revokes this Agreement within the Revocation Period, then this Agreement is void and of no effect, and Mr. Cheles will not be entitled to the benefits of this Agreement, including those set forth in Paragraph 3, and MEMC will instead immediately pay out the remaining days in his 30-day notice period described in his Employment Agreement.

19.       Binding Agreement and Assignment.  This Agreement shall be binding upon and inure to the benefit of Mr. Cheles and the Releasees, and to MEMC and the Releasors; further,

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this Agreement and the benefits provided hereunder are not assignable by Mr. Cheles without MEMC’s express written consent.

20.       By signing this Agreement, Mr. Cheles acknowledges:

(a)        HE HAS READ THIS AGREEMENT COMPLETELY.

(b)        HE HAS HAD AN OPPORTUNITY TO CONSIDER THE TERMS OF THIS AGREEMENT.

(c)        HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

(d)        HE KNOWS THAT HE IS GIVING UP IMPORTANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.

(e)        HE UNDERSTANDS AND MEANS EVERYTHING THAT HE HAS SAID IN THIS AGREEMENT, AND HE AGREES TO ALL ITS TERMS.

(f)        HE IS NOT RELYING ON MEMC OR ANY REPRESENTATIVE OF MEMC TO EXPLAIN THIS AGREEMENT OR HIS RIGHTS TO HIM.

(g)                HE HAS HAD AN OPPORTUNITY TO CONSULT AN ATTORNEY AND OTHER ADVISORS TO EXPLAIN THIS AGREEMENT AND ITS CONSEQUENCES TO HIM BEFORE HE SIGNED IT, AND HE HAS AVAILED HIMSELF OF THIS OPPORTUNITY TO WHATEVER EXTENT HE DESIRED.

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(h)               HE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND ENTIRELY OF HIS OWN FREE WILL WITHOUT ANY PRESSURE FROM MEMC OR ANY REPRESENTATIVE OF MEMC.

IN WITNESS WHEREOF, the undersigned parties have signed this Agreement.

MEMC ELECTRONIC MATERIALS, INC.

	By:	/s/ Bradley D. Kohn
Bradley D. Kohn SVP Legal & Business Development General Counsel

Date: November 18, 2009	MICHAEL CHELES

/s/ Michael Cheles
(Mr. Cheles’s Signature)